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                                                                     EXHIBIT 5.1

June __, 2003

Asta Funding, Inc.
210 Sylvan Ave.
Englewood Cliffs, New Jersey 07632

Dear Sirs:

We have acted as counsel for Asta Funding, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-1 (File No. 333-105755) (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the public offering of up to an aggregate of 2,875,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which includes 375,000 shares of Common Stock subject to an option granted to the underwriters to cover over-allotments, if any, in connection with the offering. The Shares are comprised of (i) 2,475,000 shares of Common Stock (including the over-allotment shares) to be offered for sale by the Company (the "Company Shares") and (ii) 400,000 shares of Common Stock to be offered for sale by the selling stockholders (the "Selling Stockholder Shares") pursuant to the Registration Statement.

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, we advise you that
(a) the Selling Stockholder Shares have been validly issued and are fully paid and non-assessable and (b) the Company Shares have been duly authorized and, when issued and sold in accordance with the terms described in the Prospectus forming a part of the Registration Statement (the "Prospectus"), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus included within such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


LOWENSTEIN SANDLER  PC